Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made between Summer Infant, Inc., a Delaware corporation (the “Company”) and Jason Macari (the “Executive”) as of February 1, 2010 (the “Effective Date”).

RECITALS

WHEREAS, the Company desires to be assured of the association and services of Executive; and

WHEREAS, Executive is willing and desires to continue to be employed by the Company, and the Company is willing to employ Executive, upon the terms, covenants and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1.             Employment. The Company hereby employs Executive, and Executive hereby accepts such employment, effective as of the Effective Date, upon the mutual terms, covenants and conditions set forth herein.

2.             Term.

2.1.         Initial Term. The initial term of this Agreement shall be for a period of three (3) years commencing on the Effective Date hereof, unless terminated earlier pursuant to Section 8 hereof; provided, however, that Executive’s obligations in Sections 5 and 7 hereof shall, except as otherwise set forth in Section 5.6 hereof, continue in effect after such termination.

2.2.         Additional Terms. This Agreement shall be renewed for successive periods of one (1) year unless either party shall give notice of non-renewal, within sixty (60) days of the expiration of the initial three-year term or any such one- year renewal term.

3.             Duties. Executive shall serve as Chief Executive Officer of the Company with such duties and responsibilities as may from time to time be assigned to Executive by the Board of Directors of the Company (the “Board”), commensurate with Executive’s title and position described in this sentence. The duties and services to be performed by Executive under this Agreement are collectively referred to herein as the “Services”. Executive shall report directly to the Board. Executive agrees that he shall at all times conscientiously perform all of the duties and obligations assigned to him under the terms of this Agreement to the best of his ability and experience and in compliance with law. Executive shall perform his duties out of the Company’s Rhode Island office (as same may be relocated in the same metropolitan area from time to time) or at such other location as shall be agreed to by the Company and Executive; provided, that, Executive’s duties will include reasonable travel in the United States and abroad, including but not limited to travel to offices of Company and its subsidiaries and affiliates and current and prospective customers as is reasonably necessary and appropriate to the performance of

Executive’s duties hereunder. Executive will comply with and be bound by Company’s operating policies, procedures, and practices from time to time in effect during Executive’s employment.

4.             Exclusive Service. Executive agrees to use his best efforts to promote the interests of the Company and to devote his full business time and energies to the business and affairs of the Company and the performance of his duties hereunder. Executive may, however, (i) engage in civic and not-for-profit activities for which no compensation (other than reimbursement of his actual expenses incurred in performance of such activities if allowed by the Company’s travel and expense reimbursement policy in effect at the time such expenses were incurred allows for such reimbursement) is paid to him and (ii) manage his passive investments, so long as such activities do not materially interfere with the performance of his duties to the Company or directly conflict with the Company’s business interests.

5.             Non-Competition and Other Covenants.

5.1.         Non-Competition Agreement. For so long as the Executive is employed by the Company and for twenty-four (24) months following the termination date of Executive’s employment under this Agreement, Executive will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder (except to the extent permitted in Section 4 above) or in any other capacity whatsoever of or for any person, firm, partnership, company or corporation other than Company or its subsidiaries or affiliates:

(a)           Own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or be connected in any manner, including as an employee, advisor or consultant or similar role, with any business engaged, in the geographical areas referred to in Section 5.2 below, in the design, research, development, marketing, sale, or licensing of products or services that are substantially similar to or competitive with the business of Company and any of its subsidiaries or affiliates; or

(b)           Recruit, attempt to hire, solicit, or assist others in recruiting or hiring, in or with respect to the geographical areas referred to in Section 5.2 below, any person who is an employee of Company or any of its subsidiaries or affiliates or induce or attempt to induce any such employee to terminate his employment with Company or any of its subsidiaries or affiliates.

5.2.         Geographical Areas. The geographical areas in which the restrictions provided for in this Section 5 apply include all cities, counties and states of the United States, and all other countries in which the Company (or any of its subsidiaries or affiliates)  conducted business during the time of Executive’s employment or during the twenty-four (24) months following the termination date of Executive’s employment, whether or not the Company has an actual physical presence in such location. Executive acknowledges that the scope and period of restrictions and the geographical area to which the restrictions imposed in this Section 5 applies are fair and reasonable and are reasonably required for the protection of Company and that this Agreement accurately describes the business to which the restrictions are intended to apply.

5.3.         Non-Solicitation of Customers. In addition to, and not in limitation of, the non-competition covenants of Executive set forth above in this Section 5, Executive agrees with Company that, for as long as the Executive is employed by the Company and for twenty-four (24) months following the termination date of Executive’s employment under this Agreement, Executive will not, either for Executive or for any other person or entity, directly or indirectly (other than for Company and any of its subsidiaries or affiliates), solicit business from, or attempt to sell, license or provide the same or similar products or services, as are then provided by Company or any subsidiary of Company, to any past or present customer of Company.

5.4.         Non-Solicitation of Executives or Consultants. In addition to, and not in limitation of, the non-competition covenants of Executive set forth above in this Section 5, Executive agrees with Company that, for as long as the Executive is employed by the Company and for twenty-four (24) months following the termination date of Executive’s employment under this Agreement, Executive will not, either for Executive or for any other person or entity, directly or indirectly, solicit, induce or attempt to induce any employee, consultant or contractor of Company or any affiliate of Company, to terminate his or her employment or his, her or its services with, Company or any subsidiary or affiliate of Company or to take employment with another party.

5.5.         Amendment to Retain Enforceability. It is the intent of the parties that the provisions of this Section 5 will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section is adjudicated to be invalid or unenforceable, this Agreement will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication was made.

5.6.         Breach by the Company. The restrictive covenants contained in this Section shall terminate and have no further force or effect in the event that the Company shall (i) breach any of the payment obligations owed to the Executive as set forth in this Agreement, or (ii) breach any material non payment provision of this Agreement, and under (i) or (ii) above, fail to cure such breach upon written notice from Executive of such breach within a reasonable period of time of such notice, not to exceed thirty (30) days, or (iii) terminate the Executive’s employment hereunder “without cause” or Executive terminates his employment with the Company for “good reason”; provided, however, all of the covenants contained in this Section 5 shall remain in force so long as the Company is making payments to Executive pursuant to Section 8.2(b).

5.7.         Other Provisions. Notwithstanding the foregoing, in the event that Executive voluntarily resigns from the Company without “good reason” or is terminated with “cause” during the Initial Term, the noncompetition, nonsolicitation of customers and nonsolicitation of executives or consultants provisions as set forth above shall not expire until five (5) years from the Effective Date. It is further acknowledged and agreed that the provisions of this Section 5 are integral components of the consideration being provided to the Company for its agreement to enter into this Agreement.

6.             Compensation and Benefits.

6.1.         Salary. During the term of this Agreement, Company shall pay Executive an initial salary of $375,000 per annum (the “Base Salary”). Executive’s salary shall be payable as earned at Company’s customary payroll periods in accordance with Company’s customary payroll practices. Executive’s salary shall be subject to review and adjustment annually by the Compensation Committee of the Company’s Board of Directors.

6.2.         Employee Benefits; Bonus and Stock Plans. Executive will be eligible to participate in Company’s employee benefit plans of general application as they may exist from time to time, including without limitation those plans covering pension and profit sharing, stock purchases, stock options, and those plans covering life, health, and dental insurance in accordance with the rules established for individual participation in any such plan and applicable law. In addition and without limitation the Executive will participate in an annual “Summer Infant, Inc. Employee Performance Incentive Plan” (the “Plan”). As a participant in the Plan, the Executive will be paid a minimum bonus of 100% of his salary if specified financial targets and performance criteria (as set forth annually in the Plan) are achieved. Executive will receive such other benefits, including vacation, holidays and sick leave, as Company generally provides to its employees holding similar positions as that of Executive. The Company reserves the right to change or otherwise modify, in its sole discretion, the benefits offered herein to conform to the Company’s general policies as may be changed from time to time during the term of this Agreement. All health and dental insurance benefits shall continue at the Company’s expense after termination of the Executive’s employment by the Company “without cause” or termination by Executive for “good reason” for a period of two (2) years from such termination, except where comparable health and dental insurance is available from a subsequent employer.

6.3.         Expenses. Company will reimburse Executive for all expenses incurred by Executive in connection with Company’s business to the extent permitted by the Company’s then current Travel and Expense Reimbursement Policy.

6.4.         Indemnification and Directors and Officers Insurance. The Company shall indemnify Executive to the extent that the Company indemnifies its officers and directors under its charter and bylaws or to the extent provided by any separate indemnification agreement that the Company and Executive may enter into.  The Company shall purchase and maintain in full force and effect at all times during Executive’s employment and for a period of twenty four (24) months thereafter, policies of directors and officers insurance covering Executive for all actions Executive takes on the Company’s behalf during Executive’s employment.

7.             Confidentiality and Proprietary Rights.

7.1.         Confidentiality. Executive acknowledges that as a result of his employment with the Company, Executive has obtained and will obtain secret and confidential information concerning the business of the Company and its subsidiaries and affiliates (all of such entities referred to collectively in this Section 7, as the “Company”). Other than in the performance of his duties hereunder, Executive agrees not to disclose, either during the Term of his employment with the Company or at any time thereafter, to any person, firm or corporation any confidential information concerning the Company which is not in the public domain including trade secrets, budgets, strategies, operating plans, marketing plans, patents, copyrights, supplier lists, company agreements, employee lists, or the customer lists or similar information of the Company.

7.2.         Proprietary Rights. All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents and the like (together with all copies thereof) relating to the business of the Company, which Executive shall use or prepare or come in contact with in the course of, or as a result of, his employment shall, as between the parties, remain the sole property of the Company. Upon termination of his employment with the Company, Executive agrees to immediately return all such materials and shall not thereafter cause removal thereof from the premises of the Company. Further, the Executive agrees to disclose and assign to the Company as its exclusive property, all ideas, writings, inventions, discoveries, improvements and technical or business innovations made or conceived by the Executive, which the parties acknowledge shall be considered “work for hire” under applicable intellectual property law, whether or not patentable or copyrightable, either solely or jointly with others during the course of his employment with the Company, which are along the lines of the business, work or investigations of the Company or its subsidiaries or affiliates.

8.             Termination.

8.1.         Bases for Termination.

(a)           Executive’s employment hereunder may be terminated at any time by mutual agreement of the parties.

(b)           This Agreement and Executive’s employment with the Company shall automatically terminate on the date on which Executive dies or becomes permanently incapacitated. “Permanent incapacity” as used herein shall mean mental or physical incapacity, or both, reasonably determined by the Company based upon a certification of such incapacity by, in the sole discretion of the Company, either Executive’s regularly attending physician or a duly licensed physician selected by the Company, rendering Executive unable to perform substantially all of his duties hereunder and which appears reasonably certain to continue for at least six consecutive months without substantial improvement. Executive shall be deemed to have “become permanently incapacitated” on the date 30 days after the Company has determined that Executive is permanently incapacitated and so notifies Executive.

(c)           Executive’s employment may be terminated by the Company “with cause”, effective upon delivery of written notice to Executive given at any time (without any necessity for prior notice) in the event of any of the following actions by Executive: (i) conviction of any felony or any other crime involving moral turpitude, (ii) fraud against the Company or any of its subsidiaries or affiliates or theft of or maliciously intentional damage to the property of the Company or any of its subsidiaries or affiliates, (iii) willful or reckless breach of Executive’s fiduciary duties to the Company or willful misconduct as an employee of the Company that results in material economic detriment to the Company, (iv) neglect or unreasonable refusal to perform the material duties and responsibilities assigned to Executive by the Board or under this Agreement, or (v) breach by Executive of any provision of this Agreement; provided, however, that with respect to clauses (iv) and (v) above, in order for Executive to be terminated “with cause”, the Company must give Executive written notice thereof and such breach must not have been cured by Executive within 30 days of receipt of such notice.

(d)           Executive’s employment may be terminated by the Company “without cause”, effective upon delivery of written notice to Executive given at any time (without any necessity for prior notice) provided that the Company complies with all provisions of this Agreement related to severance, vesting of options and continuation of benefits as set forth herein.

(e)           Executive may terminate his employment hereunder for “good reason”, effective upon delivery of written notice to Company given at any time (without any necessity for prior notice) in the event of any of the following: (i) the assignment to Executive of duties materially inconsistent with this Agreement or a material diminution in title or authority, (ii) any failure by the Company to pay Executive the compensation and benefits to which Executive is entitled in any material way, including any reduction in compensation including Executive’s Base Salary, or payments and benefits to which Executive is entitled under this Agreement including, without limitation, the obligation to purchase and keep in force a policy of directors and officers liability insurance, (iii) any material breach by the Company of the material terms of this Agreement, or (iv) the requirement that Executive relocate to a location more than fifty (50) miles outside of Woonsocket, Rhode Island; provided, however, that with respect to clauses (ii) and (iii) above, in order for Executive to terminate his employment for “good reason”, the Executive must give the Company written notice thereof and such breach must not have been cured by the Company within 30 days of receipt of such notice.

(f)            Executive may terminate his employment without “good reason” by giving the Company no less than 30 days prior written notice of such termination.

8.2.         Payment Upon Termination.

(a)           Upon termination of Executive’s employment pursuant to Section 8.1, the Company shall pay to Executive, within ten (10) days after the effective date of such termination, an amount equal to Executive’s then Base Salary accrued as of such date plus any unreimbursed expenses then owed by the Company to Executive pursuant to the terms of this Agreement, and Executive shall not be entitled to any other consideration or compensation except as provided in Section 8.2(b) below.

(b)           Upon termination of Executive’s employment by the Company “without cause,” due to the death of the Executive, due to the disability of the Executive or a termination by the Executive for “good reason,” then the Company shall continue to pay Executive’s Base Salary in accordance with normal payroll procedures for a period of 24 months from the date of termination. After any such termination, the Company shall not be obligated to further compensate Executive nor provide the benefits to Executive described in Article 6 hereof, except for continuation of health and dental insurance benefits as is required by Section 6.2, which shall continue for a period of 24 months from the date of termination or as may be required by law

(c)           Nothing contained in this Section 8.2 shall affect the terms of any employee stock options that may have been issued by the Company to Executive, which in the event of termination of Executive’s employment with the Company shall continue to be governed by their own terms and conditions; provided however that if Executive’s employment is terminated by the Company “without cause” or by Executive for “good reason”, any and all options granted to Executive shall then immediately vest.

9.             Change of Control.  If prior to the last day of the 12th full calendar month following the date of occurrence of an event constituting a Change of Control (it being recognized that more than one event constituting a Change of Control may occur in which case the 12-month period shall run from the date of occurrence of each such event) (i) the Company terminates Executive’s employment other than (A) “with cause” or (B) because of the Executive’s disability or death, or (ii) Executive terminates his employment for “good reason” (any such termination in clauses (i) or (ii) being referred to as a “Payment Event”), then, within ten (10) business days after such termination (the “Payment Date”) Executive shall be entitled to receive from the Company a cash payment (the “Payment”) in one lump sum equal to the sum of: (i) an amount equal to two (2) times the Executive’s Base Salary for the previous 12 months and (ii) the average of the Executive’s annual cash bonuses from the Company for the two fiscal years (whether or not paid so long as accrued and declared by the Company) preceding the fiscal year in which such termination occurs.  In addition, all health and dental insurance benefits shall continue at the Company’s expense after termination of the Executive’s employment by the Company for a period of two (2) years from such termination, except where comparable health and dental insurance is available from a subsequent employer (the “Severance Benefits”). The Executive shall not be entitled to any Payment or any Severance Benefits if the Company terminates Executive’s employment “with cause” or if Executive terminates his employment without “good reason.”

Notwithstanding any provision herein to the contrary, the Company shall not have any obligation to pay any Payment or to provide any Severance Benefits unless and until the Executive executes, within sixty (60) days after a Payment Event, a release of the Company and its Affiliates and related parties, in such form as the Company may reasonably request, of all claims against the Company and its Affiliates and related parties relating to the Executive’s employment and termination thereof and unless and until any revocation period applicable to such release has expired.

For the purposes of this Section 9, the following terms shall have the meanings ascribed below:

“Affiliate” shall mean any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, and with respect to any natural person, includes the members of such person’s immediate family (spouse, children and parents, whether by blood, marriage or adoption, or anyone residing in such person’s home).

“Change of Control” shall mean (i) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) shall be considered as though such individual was a member of the Incumbent Board; or (ii) the approval by the shareholders of the Company of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions (but not including  an underwritten public offering of the Company’s common stock or other voting securities (or securities convertible into voting securities of the Company) for the Company’s own account registered under the Securities Act of 1933), in each case, with respect to which Persons who were shareholders of the Company immediately prior to such reorganization, merger, consolidation or other corporate transaction do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated entity’s then outstanding voting securities, or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned or terminated prior to being consummated); or (iii) the acquisition by any Person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, of more than thirty percent (30%) of either the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as a “Controlling Interest”) excluding any acquisitions by (x) the Company or any of its Affiliates, (y) any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates or (z) any Person, entity or “group” that as of the Effective Date owns beneficially (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) a Controlling Interest.

“Person” shall mean any natural person or entity with legal status.

10.          Miscellaneous.

10.1.       Transfer and Assignment. This Agreement is personal as to Executive and shall not be assigned or transferred by Executive. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective permitted heirs, personal representatives, successors and assigns.

10.2.       Severability. Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

10.3.       Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Rhode Island.

10.4.       Injunctive Relief. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5 or 7, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach may cause irreparable injury to the Company and that money damages  may not provide an adequate remedy to the Company. The rights and remedies enumerated in this Section 10.4 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity. In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

10.5.       Dispute Resolution. All claims for monetary damages between the Company and Executive with respect to this Agreement shall be resolved by binding arbitration, with all proceedings conducted in Providence, Rhode Island, administered under the rules and regulations of the American Arbitration Association with the Federal Rules of Evidence applicable in all respects thereto. Neither the Company nor Executive shall be limited to arbitration with respect to claims for specific performance or equitable relief hereunder.

10.6.       Counterparts. This Agreement may be executed in several counterparts and all documents so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties did not sign the original or the same counterparts.

10.7.       Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or liable for any alleged representation, promise, inducement, or statement not so set forth herein.

10.8.       Modification. This Agreement may be modified, amended, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all of the parties hereto.

10.9.       Attorneys’ Fees and Costs. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its attorneys’ fees, legal expenses and court costs incurred in litigating, arbitrating or otherwise attempting to enforce this Agreement or resolve such dispute. In construing this Agreement, no party hereto shall have any term or provision construed against such party solely by reason of such party having drafted or written such term or provision.

10.10.     Waiver. The waiver by either of the parties, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed as a waiver of any other right under this Agreement or of any other failure to perform under this Agreement by the other party, whether of a similar or dissimilar nature.

10.11.     Cumulative Remedies. Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one of such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.

10.12.     Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

10.13.     Notices. Any notice under this Agreement must be in writing and may be: (i) telecopied, (ii) sent by overnight courier, (iii) hand-delivered, or (iv) sent by United States mail, to the party to be notified at the following address:

If to the Company, to:	Summer Infant, Inc. 1275 Park East Drive Woonsocket, Rhode Island 02895

If to the Executive, to:	Jason Macari 10 Hannah Drive Cumberland, Rhode Island 02864

10.14.     Survival. Any provision of this Agreement which imposes an obligation after termination of employment or termination or expiration of this Agreement (including but not limited to the obligations set forth in Sections 5 and 7 hereof) shall, unless otherwise specified, survive the termination of employment or termination or expiration of this Agreement and be binding on Executive and the Company.

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IN WITNESS WHEREOF, Company and Executive have executed this Agreement as of the date first above written.

Summer Infant, Inc.

By:	/s/ Richard Wenz
Name:	Richard Wenz
Title:	Compensation Committee Member

/s/ Jason Macari
Jason Macari